Exhibit 8.1

August 6, 2021

Icahn Enterprises L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Re: Tax Opinion

Ladies and Gentlemen:

We have acted as U.S. federal tax counsel to Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer, issuance and sale from time to time of depositary units representing limited partner interests in the Partnership (the “Depositary Units”) pursuant to the terms of the open market sale agreement dated August 6, 2021, between the Partnership and the Agent. We have also participated in the preparation of a Prospectus Supplement dated August 6, 2021 (the “Prospectus Supplement”) and the Prospectus dated September 20, 2019 (the “Prospectus”), forming part of the Registration Statement on Form S-3, File No. 333-232711 (the “Registration Statement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement (the “Discussion”). All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Registration Statement in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations,” qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

Our opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the offering may affect the validity of our opinion. We assume no responsibility to inform you of any change or inaccuracy that may occur or may come to our attention. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

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We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. By giving these consents, we do not admit that we are experts within the meaning of Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Proskauer Rose LLP